UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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The following article will appear in an employee newsletter.

ExxonMobil and Porsche to test lower-carbon fuel in race conditions

ExxonMobil and Porsche are testing advanced biofuels and renewable, lower-carbon eFuels, as part of a new agreement to find pathways toward potential future consumer adoption.

The first iteration of Esso Renewable Racing Fuel is a blend of primarily advanced biofuels specially formulated by ExxonMobil’s in-house team of scientists and engineers. The fuel will be tested in race conditions with Porsche’s high-performance motorsports engines during the 2021 Porsche Mobil 1 Supercup race series.

Porsche and ExxonMobil’s collaboration will also focus on eFuels, which are synthetic fuels made from hydrogen and captured carbon dioxide. As early as 2022, the companies plan to test the second iteration of Esso Renewable Racing Fuel, which will contain eFuel components. The eFuel is anticipated to achieve a greenhouse gas emissions reduction of up to 85 percent, when blended to current market fuel standards for today’s passenger vehicles.

“The electrification of our vehicles is of highest priority to us,” said Michael Steiner, Member of the Executive Board, Research and Development of Porsche. “eFuels are a good complement to our powertrain strategy. They allow our customers to drive cars with conventional combustion engines as well as plug-in hybrids with significantly lower greenhouse gas emissions. The collaboration with ExxonMobil enables us to test the eFuels under demanding conditions on the racing track. This is a further step towards making eFuels an affordable and lower greenhouse gas emission substitute to conventional fuels.”

The eFuel will be sourced from the Haru Oni pilot plant based in Chile, which generates hydrogen that is then combined with captured carbon dioxide drawn from the atmosphere to produce methanol. ExxonMobil is providing a license and support for the proprietary technology to convert the methanol to gasoline, which will result in a lower-carbon fuel.

In the pilot phase, around 35,000 gallons of eFuels will be produced in 2022. As the fuel’s primary user, Porsche will use the eFuels from Chile among others in the Porsche Mobil 1 Supercup starting in the season of 2022.

“Over the past quarter century, we have worked together with Porsche to develop high-performance products that support Porsche’s vehicle performance on the racetrack and on the road,” said Andy Madden, vice president of strategy and planning for ExxonMobil Fuels & Lubricants. “Our continued collaboration on renewable and eFuels is a critical step in assessing the technical capability and commercial viability of fuels that can significantly reduce emissions.”

The first on-track testing of Esso Renewable Racing Fuel began on March 30, 2021 in Zandvoort, Netherlands, and will continue throughout the 2021 and 2022 Porsche Mobil 1 Supercup race series.

The collaboration with Porsche builds on ExxonMobil’s continuing efforts to develop and deploy lower-emission energy solutions, including high-efficiency fuels and lubricants, advanced plastics and other products that can enable cars and trucks to use less fuel. For example, the two companies have collaborated on a line of specially formulated lubricants for the electric vehicles market, Mobil EVTM range. In January, ExxonMobil announced the creation of a new business, ExxonMobil Low Carbon Solutions, to commercialise its extensive low-carbon technology portfolio and plans to invest $3 billion on lower emission energy solutions through 2025.

Over the past two decades, ExxonMobil has invested more than $10 billion to research, develop and deploy lower-emission energy solutions, resulting in highly efficient operations that have eliminated or avoided approximately 480 million tonnes of CO2 emissions—the equivalent of taking more than 100 million passenger vehicles off the road for a year.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.